Exhibit 99(c)(iii)
Ohio State Bancshares, Inc. Stock Valuation As of 9/30/06 Prepared by: Austin Associates, LLC December 21, 2006

Valuation Overview Purpose of Valuation - Cash-out price to be paid in going-private transaction Standard of Value - Fair market value defined - Fair cash value under Ohio dissenters' statute Level of Value - Minority interest valuation Valuation Approaches

Valuation Overview (continued) Valuation Approaches - Discounted cash flow value - Net asset value - Market comparable values - Market price Fair Market Value Conclusion

Valuation Results 9/30/06 Discounted Cash Flow Value $87.25 Net Asset Value $76.04 Minority Share Trading Price to Tangible Book Ratio $85.17 Price to Earnings Multiple $85.96 Control Level Value w/Minority Discount Price to Tangible Book Ratio $88.32 Price to Earnings Multiple $86.41 Market Price (October 2006) $93.00 Indication of Value $87.00 Marketability Discount 0% Fair Market Value $87.00 % of Tangible Book Value 153% Multiple of LTM Stated EPS 28.3

Valuation Overview (continued) Fair Market Value/Fair Cash Value - $87.00 per share Fairness of Transaction - Type of transaction - Impact to remaining shareholders - Other relevant factors

Pro Forma Impact Shareholder Repurchase Analysis Number of Shares to be Cashed-Out Immediate Capital Impact/Funding Issues Impact to ROE, EPS and Other Performance Ratios

Pro Forma Impact (continued) 9/30/06 Pro Forma at Prices of: Pro Forma at Prices of: Pro Forma at Prices of: Actual $87.00 $91.00 $95.00 Shares Repurchased - 17,580 17,580 17,580 Total Repurchase ($000) - $1,529 $1,600 $1,670 Tier 1 Leverage Ratio 9.63% 8.65% 8.60% 8.56% Total Risk-Based Ratio 14.94% 13.43% 13.36% 13.29% ROE (1) 5.16% 6.46% 6.48% 6.50% EPS (1) $3.07 $3.66 $3.65 $3.63 BVPS $60.46 $57.67 $57.25 $56.83 Yrs. To Recover BVPS Dilution - 4.8 5.6 6.5 Estimated IRR - 11.5% 11.1% 10.7% (1)Includes pro forma cost savings estimated at $150,000 and opportunity cost of cash used to finance repurchase.

Conclusions FMV and Fair Cash Value approximate $87.00 per share Range of fairness considering all factors $87.00 - $95.00 per share Leverage and risk-based ratios remain well in excess of well-capitalized levels without outside financing EPS and ROE enhanced for remaining shareholders Payback periods and IRR acceptable